UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2010

BOWL AMERICA INCORPORATED

(Exact name of Registrant as specified in its charter)

MARYLAND	1-7829	54-0646173
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6446 Edsall Road, Alexandria, VA	22312
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code: (703) 941-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements

Cheryl A. Dragoo.  On June 22, 2010, the Board of Directors of Bowl America Incorporated (the "Company") agreed to a one-year extension of Ms. Dragoo’s current employment Agreement, dated June 16, 2009, which expires on June 27, 2010, the end of the Company’s fiscal year.  The extended employment agreement will expire on July 3, 2011, the end of the Company’s next fiscal year.  All other terms of this extension agreement remain the same as Ms. Dragoo’s existing employment agreement with the Company, including the following:  (i)she will continue as Controller, Chief Financial Officer, Senior Vice President and Assistant Treasurer of the Company; and(ii) her annual salary will remain at $156,424.

Leslie H. Goldberg. On June 22, 2010, the Board of Directors of the Company approved a one-year extension of Mr. Goldberg’s employment agreement, dated June 16, 2009, which expires on June 27, 2010, the end of the Company’s fiscal year. The extended employment agreement will expire on July 3, 2011, the end of the Company’s next fiscal year.  The extended employment agreement provides that Mr. Goldberg’s annual salary will be $52,000, a decrease from his current annual salary of $76,000.  All other terms of this extension agreement will remain the same as Mr. Goldberg’s existing employment agreement with the Company, including the following: (i) he will continue as President of the Company; (ii) his annual bonus will remain at 2% of the Company’s consolidated annual net income prior to income taxes in excess of $2.5 million; and (iii) if Mr. Goldberg leaves the employ of the Company at the termination of the agreement or becomes disabled during the term thereof so that he cannot carry on his duties as President, he will act as a consultant and will receive one-half the average of his three previous years compensation each year for ten (10) years.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

        The following exhibits are filed herewith:

10.1 Amended Employment Agreement, dated as of June 22, 2010, between the Company and Cheryl A. Dragoo.

10.2  Amended Employment Agreement, dated as of June 22, 2010, between the Company and Leslie H. Goldberg.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOWL AMERICA INCORPORATED

Date: June 24, 2010	By:	/s/ Leslie H. Goldberg
Leslie H. Goldberg
President